Exhibit 99.1

May 11, 2010

TEMP HOLDINGS AND KELLY SERVICES ANNOUNCE
STRATEGIC ALLIANCE

•	Underscores the successful relationship between Temp Holdings Co., Ltd. and Kelly Services, Inc., enhancing their competitive positions in the global staffing marketplace.

•	Strengthens commitment of both companies to address the shifts in the labor market well into the future.

•	Enhances collaboration in developing industry leading workforce solutions for customers.

•	Progress towards establishing a joint strategy committee and secondment program to foster exchange of best practices, expertise sharing across both companies and enhanced cooperation.

•	Temp Holdings purchases an equity interest in Kelly Services and Kelly Services holds an equity interest in Temp Holdings. Each company will have representation on the board of directors.

Troy, Michigan – Temp Holdings Co. Ltd (TSE: 2181) and Kelly Services, Inc. (NASDAQ: KELYA) (NASDAQ: KELYB) today announced a strategic alliance arrangement to strengthen their competitive positions in the global staffing market. Temp Holdings, a leading integrated HR services company in Japan has purchased from Kelly 1,576,169 shares of Kelly’s Class A common stock, representing 4.8 percent of the outstanding Class A shares. The shares were purchased from Kelly in a private transaction at a price per share equal to the average of $15.42 of Kelly’s Class A shares for the week ending May 7, 2010. Kelly purchased an equity interest in Tempstaff in February of 2005 and, with this transaction continues to hold shares in Temp Holdings.

“This strategic alliance is taken as a particularly significant step towards Temp Group’s aim of being the representative HR services corporation in Asia,” said Yoshiko Shinohara, President of Temp Holdings Co., Ltd. “By both companies cooperating, we can better address HR challenges of client firms when addressing needs in high-potential Asian HR markets and, support a range of services of use to job seekers.”

“We are excited about the opportunities the strategic alliance brings both companies in meeting the global workforce needs of our customers,” said Carl T. Camden, President and Chief Executive Officer of Kelly. “This relationship strengthens Kelly’s global presence in key Asian markets, which remains a central component of our strategic growth plan, while allowing both companies to leverage one another’s business relationships and expertise.”

The alliance underscores a successful relationship between both companies, and enhances their competitiveness in global markets. Both Temp Holdings and Kelly are built on firm foundations that embrace strong customer satisfaction, solid financial standing, and a commitment to creating value for shareholders. In addition, each company shares a similar operating philosophy of offering a comprehensive array of global workforce solutions to customers while providing desirable jobs for employees.

Temp Holdings Mr. Toshio Saburi will also be named to the board of directors of Kelly Services. Toshio Saburi currently serves as Executive Director and as a Director of Temp Holdings. Carl Camden has served as a Director of Tempstaff since 2005 and will continue serving as a Director of Temp Holdings.

“Mr. Saburi brings a wealth of industry experience to our board,” said Terence E. Adderley, Chairman of Kelly Services. “We are delighted to welcome Toshio to our board of directors and look forward to Toshio’s valuable contributions.”

About Temp Holdings

Since establishment of Tempstaff Co., Ltd. in 1973, the firm has developed into an integrated HR services provider supporting: contingent labor (‘temps’), placement, outsourcing and outplacement support. Aiming to be the representative HR service provider in Asia, in October 2008 the joint stock holding company Temp Holdings Co., Ltd. was established (HQ: Shibuya-ku, Tokyo JAPAN; President Yoshiko Shinohara) and listed on the 1st Section of the Tokyo Stock Exchange (TSE: 2181). In FY March 2010 sales were JPY 224,613 million. Visit http://www.temp-holdings.co.jp/english/

About Kelly Services

Kelly Services, Inc. (NASDAQ: KELYA) (NASDAQ: KELYB) is a leader in providing workforce solutions. Kelly offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the globe, Kelly provides employment to 480,000 employees annually. Revenue in 2009 was $4.3 billion. Visit www.kellyservices.com.

MEDIA CONTACTS:

Public Relations Office Temp Holdings Co., Ltd. Tel: +81 3 5352-2579 Fax: +81 3 5352-2980 kouhou@tempstaff.co.jp	James Polehna Senior Director, Investor and Public Relations Kelly Services, Inc. Tel +1 248-244-4586 Fax +1 248-244-3870 polehjm@kellyservices.com

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